Exhibit 99.1
CONNETICS ACQUIRES PEDIAMED SALES ORGANIZATION;
ENTERS PEDIATRIC MARKET WITH 80 SALES TERRITORIES
Announces Year-End 2005 Velac Transaction
Updates Financial Guidance
PALO ALTO, Calif. (January 10, 2006) – Connetics Corporation (NASDAQ: CNCT), a specialty pharmaceutical company that develops and commercializes dermatology products, today announced it will acquire the sales organization of PediaMed Pharmaceuticals, Inc., a privately held pharmaceutical company, for $12.5 million in cash. The transaction is expected to close on January 31, 2006 and PediaMed’s sales representatives and managers will become Connetics employees effective February 1, 2006. Currently, PediaMed’s salesforce is structured with 80 territories and 11 sales managers who call on approximately 8,000 pediatricians nationwide. PediaMed’s President and Chief Executive Officer, Cameron Durrant, M.D., M.B.A., will become a consultant to Connetics.
“We believe the addition of this experienced, highly focused sales team is a great strategic fit with our existing sales organization and product portfolio. We see significant opportunity for our dermatology products in the pediatric market, particularly acne treatments and low to mid-potency topical steroids,” said Thomas G. Wiggans, Chairman and Chief Executive Officer of Connetics. “This transaction is a cost-effective way to leverage our commercial platform in an important market where we currently have limited presence. The PediaMed team has an outstanding reputation with their called-on pediatricians and has a successful track record detailing prescription acne medicine to these physicians.”
Following a one-month training program that begins with the Connetics’ national sales meeting in early February, the group will begin selling Evoclin™ (clindamycin) Foam, 1%, a topical treatment for acne, and Luxiq® (betamethasone valerate) Foam, 0.12%, a topical steroid for dermatoses. Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis, is Connetics’ first drug candidate seeking a pediatric label. Connetics expects to add Desilux to the group’s portfolio upon U.S. Food and Drug Administration (FDA) approval, currently anticipated in September 2006. The acquisition does not include any commercial products currently sold by the PediaMed sales organization, or rights to any products developed by PediaMed.
There are 44,000 practicing pediatricians in the United States. The pediatric market for topical dermatology products is more than $580 million annually. Pediatricians prescribe more than $147 million in acne products and more than $93 million in topical steroids products each year.
“Augmenting our current sales organization with the PediaMed team provides us with a sales force of approximately 200 representatives calling on dermatologists and pediatricians. As we expand the promotion of our current products and prepare to launch new products over the next 18 months, Connetics will have a far greater reach into the market than ever before,” said Greg Vontz, Connetics President and Chief Operating Officer.

Year-End 2005 Velac Transaction
In December 2005, Connetics amended its license agreement with Astellas Pharma Europe B.V. (formerly Yamanouchi Europe B.V.) for Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel to include all worldwide territories. Connetics’ initial license in 2002 for Velac was limited to the United States, Canada and Mexico. Under the terms of the amended agreement, Connetics paid Astellas an undisclosed upfront license fee in the fourth quarter of 2005. Connetics will make an additional milestone payment to Astellas upon FDA approval of Velac, and will pay a portion of revenue from any sublicense agreement(s) and royalties on product sales outside of North America.
“Securing worldwide rights to Velac is an attractive opportunity for Connetics,” said Mr. Wiggans. “We continue to advance the domestic development of Velac, and believe that if we are successful in obtaining FDA approval in the United States it will be an important product here as well as in international markets, and could generate additional financial upside for Connetics in the newly licensed territories. Given our significant investment in Velac and continued commitment to the product, we view the decision to amend this license as sound business strategy.”
Revised Guidance for 2006
Connetics expects the acquisition of the PediaMed sales organization and a modest contribution from Ventiv activities to add $6 million to $7 million in product revenues in 2006, and $14 million to $15 million in expenses. This transaction will be dilutive to earnings by $0.17 to $0.19 per diluted share, including approximately $0.04 to $0.05 per diluted share in amortization.
Therefore, the Company’s revised guidance for 2006 calls for total revenues of $221 million to $225 million, representing an increase of approximately 21% over forecasted 2005 total revenues using the midpoint of the Company’s guidance for each period; operating expenses including depreciation of $146 million to $148 million; and earnings per share on a diluted “If Converted” basis of $0.67 to $0.71, excluding the impact of expensing stock-based compensation per Financial Accounting Standards No. 123(R). This diluted EPS forecast assumes a 38% tax rate and a fully diluted share count of approximately 40 million shares. The Company estimates the impact of stock-based compensation expensing to be $6 million to $7 million, or $0.09 to $0.11 per diluted share.
Revised Guidance for 2007; 2008 Outlook
Connetics expects the PediaMed sales organization to add approximately $20 million in product revenues during 2007, and to be modestly accretive to earnings. Using these assumptions, the Company now projects total revenues for 2007 to grow at least 20% compared with 2006. Based on this forecast for total revenues and a 38% tax rate, Connetics affirms diluted EPS growth in 2007 of at least 50% compared with 2006, excluding the impact of expensing stock options per Financial Accounting Standards No. 123(R). In 2008, Connetics expects the PediaMed sales organization to account for more than $30 million in product revenues and to contribute approximately $0.10 to $0.15 in diluted EPS.
In determining the Company’s financial guidance, Connetics management considered many factors and assumptions including, but not limited to, current and projected prescription information; sales trend data for the Company’s products; the potential generic availability of, and competitive threats to, the Company’s products; size, reach and call frequency of the Company’s selling organization, including the sales organization acquired from PediaMed; status, timing and progression of the Company’s development projects; current and projected spending levels to support sales, marketing, development, and administrative activities; and other risk factors discussed in Connetics’ publicly filed documents. The above guidance does not take into account the effect of other components of Connetics’ growth strategy, including possible future acquisitions of products, businesses and/or technologies.
About Connetics
Connetics Corporation is a specialty pharmaceutical company focused on the development and commercialization of innovative therapeutics for the dermatology market. Connetics has branded its proprietary foam drug delivery vehicle VersaFoam®. The Company’s marketed products are OLUX® (clobetasol propionate) Foam, 0.05%, Luxiq® (betamethasone valerate) Foam, 0.12%, Soriatane® (acitretin) capsules and Evoclin® (clindamycin) Foam, 1%. Connetics is developing Velac® (a combination of 1% clindamycin and 0.025% tretinoin) Gel, for treating acne; Desilux™ (desonide) VersaFoam-EF, 0.05%, a low-potency topical steroid formulated to treat atopic dermatitis; Primolux™ (clobetasol propionate) VersaFoam-EF, 0.05%, a super high-potency topical steroid formulation to treat atopic dermatitis and plaque psoriasis; and Extina® (ketoconazole) VersaFoam-HF, 2%, to treat seborrheic dermatitis. Connetics’ product formulations are designed to improve the management of dermatological diseases and provide significant product differentiation. In Connetics’ marketed products, these formulations have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance. For more information about Connetics and its products, please visit www.connetics.com.
Forward Looking Statements
Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Connetics expects, believes or anticipates will or may occur in the future, including, particularly, statements about when the PediaMed transaction will close and when members of its sales organization will become employees of Connetics, the strategic fit of the PediaMed sales team with Connetics’ existing sales organization and product portfolio, the opportunity for Connetics products in the pediatric market, the approval of Desilux by the FDA, the introduction of new products over the next 18 months, the increased reach of Connetics into the market, the importance and financial impact of Velac in domestic and international markets, earnings estimates, future financial performance, and financial guidance, are forward-looking statements. Statements pertaining to revenue expectations, revenue growth, and regulatory and clinical milestones associated with Connetics’ products or product candidates are also forward-looking statements. All forward-looking statements are based on certain assumptions made by Connetics’ management based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Connetics’ control, and which could cause actual results or events to differ materially from those expressed in such forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, risks and other factors that are discussed in documents filed by Connetics with the Securities and Exchange Commission from time to time, including Connetics’ Annual Report on Form 10-K for the year ended December 31, 2004 and Form 10-Q for the quarter ended September 30, 2005. Forward-looking statements represent the judgment of the Company’s management as of the date of this release, and Connetics disclaims any intent or obligation to update any forward-looking statements.

Company Contact:
John Higgins	Bruce Voss or Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(650) 843-2800	(310) 691-7100
ir@connetics.com	bvoss@lhai.com
Press Release Code: (CNCT-G)
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